                                              -------------------------------
                                                        OMB APPROVAL
                                              -------------------------------
                                              OMB Number: 3235-0145
                                              Expires: December 31, 1997
                                              Estimated average burden
                                              hours per response......  14.90
                                              -------------------------------


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.         )*
                                           --------

                            The Men's Wearhouse, Inc.
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, par value $.01 per share
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    587118100
                      ----------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                            Page 1 of 4 pages

CUSIP NO.  587118100                 13G                  Page  2  of  4  Pages
         -------------                                         ---    ---

- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
     I.D. No. 74-1881407
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Delaware
- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                       ---
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,343,450
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    ---
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,343,450
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,343,450
- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.6%
- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     HC
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 2 of 4 pages

                              SCHEDULE 13G



Item 1(a) NAME OF ISSUER:
          The Men's Wearhouse, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          40650 Encyclopedia Circle
          Fremont, CA  94538

Item 2(a) NAME OF PERSON FILING:
          A I M Management Group Inc.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          11 Greenway Plaza, Suite 100
          Houston, Texas  77046

Item 2(c) CITIZENSHIP:
          State of Delaware

Item 2(d) TITLE OF CLASS OF SECURITIES:
          Common Stock, par value $.01 per share

Item 2(e) CUSIP NUMBER:
          587118100

Item 3    TYPE OF REPORTING PERSON:
          Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

Item 4(a) AMOUNT BENEFICIALLY OWNED AS OF AUGUST 31, 1997:
          2,343,450

Item 4(b) PERCENT OF CLASS:
          10.6%

Item 4(c) DEEMED VOTING POWER AND DISPOSITION POWER:
          (i)     sole power to vote or to direct the vote:            N/A
          (ii)    shared power to vote or to direct the vote:          2,343,450
          (iii)   sole power to dispose or to direct the
                  disposition of:                                      N/A
          (iv)    shared power to dispose or to direct the
                  disposition of:                                      2,343,450

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          N/A

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          N/A




                            Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          N/A

Item 9    NOTICE OF DISSOLUTION OF A GROUP:
          N/A

Item 10   CERTIFICATION:
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE:
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Date: September 10, 1997               A I M Management Group Inc.


                                                 /s/  CAROL F. RELIHAN
                                                 -----------------------------
                                                 Carol F. Relihan
                                                 Vice President, Secretary
                                                 and General Counsel



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.













                            Page 4 of 4 pages